EX 99.1

Press Release
LAFC AND BANC OF CALIFORNIA RESTRUCTURE PARTNERSHIP
Banc of California to remain an LAFC partner; LAFC will seek new naming partner for the stadium

LOS ANGELES, Calif. (May 26, 2020)--(BUSINESS WIRE)--The Los Angeles Football Club (LAFC) and Banc of California, N.A. today jointly announced a restructuring of their long-term partnership. The restructuring will include the bank eventually stepping away from its naming-rights position on LAFC’s downtown stadium, while continuing to serve as LAFC’s primary banking partner and remaining a partner on a number of other collaborations. The restructuring will also give LAFC the ability to expand its roster of sponsors and partners in support of the Club for years to come.

“We are extremely proud of our relationship with Banc of California and all that we have built and accomplished together,” LAFC Co-Owner and President Tom Penn said. “We thank them for being our founding naming rights partner, helping us create something special and making Banc of California Stadium one of the best sports and entertainment experiences in Los Angeles. We are excited to continue working with Banc of California on our joint community initiatives, while also pursuing a new naming rights partner for the stadium.”

Banc of California became the naming rights partner for LAFC’s state-of-the-art stadium located in the heart of Los Angeles in August 2016, and the $350-million building will retain its name for the immediate future. “The Banc” has been home to all LAFC home matches, as well as numerous other sporting events, music concerts, festivals and special events.

“Banc of California has been honored to play a key role in the formation of LAFC and the establishment of Banc of California Stadium which is now a sports landmark in the heart of Los Angeles,” said Jared Wolff, CEO of Banc of California. “We are especially proud of our joint community outreach initiatives which include our financial literacy program and more recently COVID-19 blood drives at the stadium. We look forward to continuing our collaboration with LAFC to support the Club and to serve our community.”

LAFC has sold out every MLS game at the stadium, a streak of 44 straight matches since April 2018, and has over 18,500 season ticket members. In just its second season, the Club enjoyed a record-breaking 2019, establishing a new MLS mark for most points in a season as they won the Supporter’s Shield; Carlos Vela was named the MLS Most Valuable Player; and Bob Bradley was MLS Coach of the Year. Off the field, LAFC was named to Fast Company’s annual list of the World’s Most Innovative Companies for 2019, Front Office Sports’ Best Employer in Sports List for 2019 and the Front Office of the Year by the Independent Supporters Council.

Banc of California Stadium has quickly established itself as an entertainment icon in Los Angeles, hosting landmark concerts like Mumford & Sons, Iron Maiden and The Original Misfits while serving as a dynamic site for major events such as Rolling Loud, Wango Tango, movie premieres, and major sporting and corporate events.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $7.7 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 39 offices including 31 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Source: Banc of California, Inc.
Investor Relations Inquiries: (310) 614-9208
Pro-bancofcal@prosek.com

About Los Angeles Football Club (LAFC)

The Los Angeles Football Club (LAFC) is the newest MLS soccer club serving the greater Los Angeles area. Coming off a record-breaking 2019 season, LAFC is dedicated to building a world-class soccer club that represents the diversity of Los Angeles and is committed to delivering an unrivaled experience for fans. LAFC’s ownership group is comprised of local leaders and innovators of industry with intellectual capital, financial prowess, operations expertise and success in the fields of entertainment, sports, technology and media. LAFC is invested in the world’s game and Los Angeles, constructing and developing the 22,000 seat Banc of California Stadium and a top-flight training center on the campus of Cal State Los Angeles.

Source: Los Angeles Football Club
Public Relations Inquiries: (310) 936-6080 or seth.burton@LAFC.com